     As filed with the Securities and Exchange Commission on June 13, 2005.
                                    Registration No. 333-_______________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ______________________

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________

                          GABELLI ASSET MANAGEMENT INC.
             (Exact name of Registrant as specified in its charter)


         NEW YORK                      6211                    13-4007862
      (State or other           (Primary Standard           (I.R.S. Employer
      jurisdiction of               Industrial            Identification No.)
     incorporation or          Classification Code
       organization)                 Number)
                             ______________________

                              ONE CORPORATE CENTER
                               RYE, NEW YORK 10580
                                 (914) 921-3700
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                             ______________________

                              JAMES E. MCKEE, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          GABELLI ASSET MANAGEMENT INC.
                              ONE CORPORATE CENTER
                               RYE, NEW YORK 10580
                                 (914) 921-3700

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:

                           GREGORY A. FERNICOLA, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                FOUR TIMES SQUARE
                          NEW YORK, NEW YORK 10036-6522
                                 (212) 735-3000
                             ______________________

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                              AS DETERMINED BY THE
                                   REGISTRANT
                             ______________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ______________________

                         CALCULATION OF REGISTRATION FEE

 TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE    PROPOSED MAXIMUM       PROPOSED MAXIMUM         AMOUNT OF
          TO BE REGISTERED            REGISTERED (1)  OFFERING PRICE PER  AGGREGATE OFFERING PRICE   REGISTRATION
                                                         UNIT (2) (3)              (3) (4)                FEE
----------------------------------    --------------  ------------------  ------------------------   ------------
Debt Securities (5)                         --                --                     --                   --
Preferred Stock (6)                         --                --                     --                   --
Class A Common Stock (7)                    --                --                     --                   --
Stock Purchase Contracts                    --                --                     --                   --
Stock Purchase Units                        --                --                     --                   --
TOTAL (8)                              $400,000,000          100%               $400,000,000            $47,080

(1) Includes an indeterminate number of securities that may be offered or sold by affiliates of the registrant in market making transactions.

(2) The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The aggregate public offering price of all securities registered hereby will not exceed $400,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. Such amount represents the issue price rather than the principal amount of any debt securities issued at an original issue discount.

(4)  Exclusive of accrued interest, distributions and dividends, if any.

(5) Including such indeterminate principal amount of debt securities as may, from time, be issued (i) at indeterminate prices or (ii) upon conversion or exchanges of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable for debt securities.

(6) Including such indeterminate number of shares of preferred stock as may, from time to time, be issued (i) at indeterminate prices or (ii) upon conversion or exchange of securities registered hereunder, to the extent any such securities are, by their terms, convertible into or exchangeable for preferred stock.

(7) Including such indeterminate number of shares of common stock as may, from time to time, be issued (i) at indeterminate prices or (ii) upon conversion or exchange of securities registered hereunder, to the extent any such securities are, by their terms, convertible into or exchangeable for common stock.

(8) As described in note (3) above, the aggregate public offering price of all securities issued from time to time pursuant to this registration statement will not exceed $400,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 13, 2005

PROSPECTUS

                                  $400,000,000
                          GABELLI ASSET MANAGEMENT INC.
                 Debt Securities, Preferred Stock, Common Stock,
                Stock Purchase Contracts and Stock Purchase Units


      Gabelli Asset Management Inc. may offer, issue and sell, together or separately, its:

         - debt securities, which may be senior debt securities or subordinated debt securities

         -  shares of its preferred stock

         -  shares of its Class A Common Stock

         -  Stock Purchase Contracts to purchase shares of Common Stock

         - Stock Purchase Units, each representing ownership of a Stock Purchase Contract and debt securities or debt obligations of third-parties, including U.S. Treasury securities, securing the holder's obligation to purchase or sell Common Stock or preferred stock under the Stock Purchase Contracts

      Gabelli Asset Management Inc. will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

      THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

      Gabelli Asset Management Inc. may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus.

      The underwriters for any offering may include one or more of our broker-dealer subsidiaries including Gabelli & Company, Inc. These broker-dealer subsidiaries also may offer and sell previously issued securities as part of their business, and may act as a principal or agent in such transactions. We may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities.

      Gabelli Asset Management Inc.'s Class A Common Stock is listed on the New York Stock Exchange under the trading symbol "GBL."

      None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is , 2005

                                TABLE OF CONTENTS

                                                                               Page
                                                                               ----

ABOUT THIS PROSPECTUS.......................................................    3
WHERE YOU CAN FIND MORE INFORMATION.........................................    3
SPECIAL NOTE REGARDING  FORWARD-LOOKING STATEMENTS..........................    5
GABELLI ASSET MANAGEMENT INC................................................    7
USE OF PROCEEDS.............................................................    9
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS............   10
DESCRIPTION OF SECURITIES...................................................   11
DESCRIPTION OF DEBT SECURITIES..............................................   11
DESCRIPTION OF CAPITAL STOCK................................................   23
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS............   32
PLAN OF DISTRIBUTION........................................................   33
ERISA MATTERS...............................................................   36
LEGAL MATTERS...............................................................   37
EXPERTS.....................................................................   37

                              ABOUT THIS PROSPECTUS

      Unless otherwise stated or the context otherwise requires, references in this prospectus to "Gabelli Asset Management," "we," "our," or "us" refer to Gabelli Asset Management Inc., and its direct and indirect subsidiaries, while references to "Gabelli Asset Management Inc." refer only to the holding company on a nonconsolidated basis.

      This prospectus is part of a registration statement that Gabelli Asset Management Inc. filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, Gabelli Asset Management Inc. may, from time to time, sell any combination of debt securities, preferred stock, common stock, stock purchase contracts and stock purchase units, as described in this prospectus, in one or more offerings up to a total dollar amount of $400,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides you with a general description of the securities Gabelli Asset Management Inc. may offer. Each time that securities are sold, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

      You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Gabelli Asset Management Inc. is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information, including the registration statement of which this prospectus is a part, can be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. Gabelli Asset Management Inc.'s Class A common stock is listed and traded on the New York Stock Exchange (the "NYSE"). These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      The SEC allows "incorporation by reference" into this prospectus of information that Gabelli Asset Management Inc. files with the SEC. This permits Gabelli Asset Management Inc. to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed by Gabelli Asset Management Inc. with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. Gabelli Asset Management Inc. incorporates by reference the following documents which have been filed with the SEC:

         -  Annual Report on Form 10-K for the year ended December 31, 2004;

         - Quarterly Report on Form 10-Q for the three months ended March 31, 2005;

         -  Definitive Proxy Statement on Schedule 14A filed on April 25, 2005;
            and

         - Current Reports on Form 8-K filed on February 28, 2005 and March 2, 2005, and Current Report on Form 8-K/A filed on March 7, 2005.

      Gabelli Asset Management Inc. incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until Gabelli Asset Management Inc. files a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

      You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at Gabelli Asset Management Inc., One Corporate Center, Rye, New York 10580 (telephone number (914) 921-3700). You can also find information about us at our Internet website at http://www.gabelli.com. Information contained on our website does not constitute part of this prospectus supplement.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

      This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

      Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

         - changes in general economic conditions, including the performance of financial markets and interest rates;

         - heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;

         -  changes in industry trends;

         - regulatory, accounting or tax changes that may affect the cost of, or demand for, our products or services;

         -  downgrades in our ratings;

         -  investor interest in equity investment management services;

         - absolute and relative performance of our products and proprietary investments;

         - other risks and uncertainties described from time to time in Gabelli Asset Management Inc.'s filings with the SEC; and

         - the risk factors or uncertainties listed herein or listed from time to time in prospectus supplements or any document incorporated by reference herein.

      We do not undertake any obligation to publicly correct or update any forward-looking statement if Gabelli Asset Management Inc. later becomes aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports to the SEC.

                          GABELLI ASSET MANAGEMENT INC.

      We are a widely recognized provider of investment advisory services to mutual funds, institutional and high net worth investors, and investment partnerships, principally in the United States. Through Gabelli & Company, Inc., we provide institutional research services to institutional clients and investment partnerships. We generally manage assets on a discretionary basis and invest in a variety of U.S. and international securities through various investment styles. Our revenues are based primarily on the firm's levels of assets under management and fees associated with our various investment products, rather than our own corporate assets.


      Since 1977, we have been identified with and enhanced the "value" style approach to investing. Our investment objective is to earn a superior risk-adjusted return for our clients over the long-term through our proprietary fundamental research. In addition to our value products, we offer our clients a broad array of investment strategies that include growth, international and convertible products. We also offer non-market correlated, and fixed income strategies. By earning returns for our clients, we will be earning returns for all our stakeholders.


      As of March 31, 2005, we had $28.0 billion of assets under management, 95% of which were in equity products. We conduct our investment advisory business principally through: GAMCO Investors, Inc. (Separate Accounts), Gabelli Funds, LLC (Mutual Funds) and Gabelli Securities, Inc. (Investment Partnerships). We also act as an underwriter, are a distributor of our open-end mutual funds and provide institutional research through Gabelli & Company, Inc., our broker-dealer subsidiary.


Our assets under management are organized into three operating groups:

      - SEPARATE ACCOUNTS: we currently provide advisory services to a broad range of investors, including high net worth individuals, corporate pension and profit sharing plans, foundations, endowments, jointly trusteed plans and municipalities, and also serve as sub-advisor to certain other third-party investment funds which include registered investment companies ("Separate Accounts"). Each separate account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within our areas of expertise. On March 31, 2005, we had $13.6 billion of Separate Account assets under management.


      - MUTUAL FUNDS: we currently provide advisory services to (i) twenty-eight funds within the Gabelli family of funds; (ii) three money market funds that comprise the Treasurer's Fund; and (iii) six mutual funds within the Westwood family of funds (collectively, the "Mutual Funds"). The Mutual Funds have a long-term record of achieving high returns, relative to similar investment products, and had $13.6 billion of total assets under management on March 31, 2005.


      - INVESTMENT PARTNERSHIPS: we currently provide advisory services to limited partnerships, offshore funds, and separate accounts, and also serve as a sub-advisor to certain third-party investment funds across merger arbitrage, global and regional long/short equity, and sector-focused strategies ("Investment Partnerships"). We managed a total of $854 million in Investment Partnership assets on March 31, 2005.


      Gabelli Asset Management Inc. is a holding company formed in connection with our initial public offering ("Offering") in February 1999. GGCP, Inc. (formerly Gabelli Group Capital Partners, Inc.), which is majority owned by Mr. Mario J. Gabelli ("Mr. Gabelli") with the balance owned by our professional staff and other individuals, owns all of the outstanding shares of class B common stock of Gabelli Asset Management Inc., which represented approximately 97% of the combined voting power of the outstanding common stock and 76.3% of the equity interest on March 31, 2005. Accordingly, Mr. Gabelli could be deemed to control Gabelli Asset Management Inc.

      Gabelli Asset Management Inc.'s principal executive offices are located at One Corporate Center, Rye, New York 10580. Its telephone number is (914) 921-3700.

                                 USE OF PROCEEDS

      Unless otherwise set forth in a prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes, including working capital and the expansion of our business through new investment product offerings, enhanced distribution and marketing of existing investment products and strategic acquisitions as opportunities arise.

      RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

      The following table sets forth our consolidated ratio of earnings to fixed charges for the five-year period ended March 31, 2005.


                     THREE MONTH
                    ENDED MARCH 31,        YEAR ENDED DECEMBER 31,
                    ---------------  -----------------------------------
                     2005    2004    2004   2003    2002    2001    2000
                     ----    ----    ----   ----    ----    ----    ----

Ratio of Earnings
to Fixed Charges (a) 6.1     7.2     7.2    6.4     8.1     17.0    26.7




(a) These ratios were calculated by dividing the sum of fixed charges and preferred stock dividends into the sum of earnings before taxes and fixed charges. Fixed charges for these purposes consist of all interest expense and the approximate portion of rental expense representing interest.

                            DESCRIPTION OF SECURITIES

      This prospectus contains summary descriptions of debt securities, common stock, preferred stock, stock purchase contracts and stock purchase units that Gabelli Asset Management Inc. may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

                         DESCRIPTION OF DEBT SECURITIES

      As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that Gabelli Asset Management Inc. may issue from time to time. Debt securities offered by this prospectus will be either senior debt securities or subordinated debt securities. Senior debt securities will be issued under a "Senior Indenture" and subordinated debt securities will be issued under a "Subordinated Indenture."

      This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the "Indentures." Unless the applicable prospectus supplement states otherwise, the trustee under the Senior Indenture is, and the trustee under the Subordinated Indenture will be, The Bank of New York.

      The Senior Indenture and the form of the Subordinated Indenture are filed as exhibits to the registration statement. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and debt securities, including the definitions therein of certain terms.

GENERAL

      Debt securities will be direct unsecured obligations of Gabelli Asset Management Inc. Senior debt securities will rank equally with all of Gabelli Asset Management Inc.'s other senior and unsubordinated debt. The Subordinated debt securities will be subordinate and junior in right of payment to all of Gabelli Asset Management Inc.'s present and future senior indebtedness.

      Because Gabelli Asset Management Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent Gabelli Asset Management Inc. may be recognized as a creditor of that subsidiary. Accordingly, Gabelli Asset Management Inc.'s obligations under debt securities will be structurally subordinated to all existing and future indebtedness and liabilities of its subsidiaries and holders of debt securities should look only to Gabelli Asset Management Inc.'s assets for payment thereunder.

      The Indentures do not limit the aggregate principal amount of debt securities that Gabelli Asset Management Inc. may issue and provide that Gabelli Asset Management Inc. may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Gabelli Asset Management Inc. may issue additional debt securities of a particular series without the consent of the holders of debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt.

      Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

      - the title of debt securities and whether they are subordinated debt securities or senior debt securities;

      - any limit on the aggregate principal amount of such debt securities;

      - the price or prices at which Gabelli Asset Management Inc. will sell such debt securities;

      - the maturity date or dates of such debt securities;

      - the rate or rates of interest, if any, which may be fixed or variable, at which such debt securities will bear interest, or the method of determining such rate or rates, if any;

      - the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

      - the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

      - whether the amount of payments of principal of (and premium, if any) or interest on such debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

      - the dates on which Gabelli Asset Management Inc. will pay interest on such debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

      - the place or places where the principal of (and premium, if any) and interest on such debt securities will be payable;

      - if Gabelli Asset Management Inc. possesses the option to do so, the periods within which and the prices at which Gabelli Asset Management Inc. may redeem such debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

      - Gabelli Asset Management Inc.'s obligation, if any, to redeem, repay or purchase such debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which Gabelli Asset Management Inc. will redeem, repay or purchase such debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

      - the denominations in which such debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

      - the portion, or methods of determining the portion, of the principal amount of such debt securities which Gabelli Asset Management Inc. must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

      - the currency, currencies or currency unit in which Gabelli Asset Management Inc. will pay the principal of (and premium, if any) or interest, if any, on such debt securities, if not United States dollars;

      - provisions, if any, granting special rights to holders of such debt securities upon the occurrence of specified events;

      - any deletions from, modifications of or additions to the Events of Default or Gabelli Asset Management Inc.'s covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

      - the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to such debt securities;

      - whether the subordination provisions summarized below or different subordination provisions will apply to such debt securities;

      - the terms, if any, upon which the holders may convert or exchange such debt securities into or for Gabelli Asset Management Inc.'s common stock, preferred stock or other securities or property;

      - whether any of such debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

      - any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable because of an Event of Default;

      - the depositary for global or certificated debt securities;

      - any special tax implications of such debt securities;

      - any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to such debt securities; and

      - any other terms of such debt securities.

      Unless otherwise specified in the applicable prospectus supplement, debt securities will not be listed on any securities exchange.

      Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

      Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. Debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

SUBORDINATION

      The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of Gabelli Asset Management Inc.'s Senior Indebtedness, to the extent and in the manner set forth in the Subordinated Indenture.

      Under the Subordinated Indenture, "Senior Indebtedness" means all obligations of Gabelli Asset Management Inc. in respect of any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

      - the principal of (and premium, if any) and interest due on indebtedness of Gabelli Asset Management Inc. for borrowed money;

      - all obligations guaranteed by Gabelli Asset Management Inc. for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

      - all obligations guaranteed by Gabelli Asset Management Inc. evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any other business or property or assets shall not be considered indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created);

      - any obligations of Gabelli Asset Management Inc. as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

      - all obligations of Gabelli Asset Management Inc. for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

      - all obligations of Gabelli Asset Management Inc. in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

      - all obligations of the types referred to above of other persons for the payment of which Gabelli Asset Management Inc. is responsible or liable as obligor, guarantor or otherwise; and

      - all obligations of the types referred to above of other persons secured by any lien on any property or asset of Gabelli Asset Management Inc. (whether or not such obligation is assumed by Gabelli Asset Management Inc.).

      Senior Indebtedness does not include:

            - indebtedness or monetary obligations to trade creditors created or assumed by Gabelli Asset Management Inc. in the ordinary course of business in connection with the obtaining of materials or services;

            - indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

            - any indebtedness of Gabelli Asset Management Inc. to its affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with Gabelli Asset Management Inc. that is a financing vehicle of Gabelli Asset Management Inc. in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by Gabelli Asset Management Inc.) unless otherwise expressly provided in the terms of any such indebtedness.

      Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

      Unless otherwise noted in the accompanying prospectus supplement, if Gabelli Asset Management Inc. defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, Gabelli Asset Management Inc. will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

      In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on senior debt securities before the holders of subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

      If any of the following events occurs, Gabelli Asset Management Inc. will pay in full all Senior Indebtedness before it makes any payment or distribution under subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

      - any dissolution or winding-up or liquidation or reorganization of Gabelli Asset Management Inc., whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

      - any general assignment by Gabelli Asset Management Inc. for the benefit of creditors; or

      - any other marshaling of Gabelli Asset Management Inc.'s assets or liabilities.

      In such event, any payment or distribution under subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of such subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

      The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

      If subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities, such subordinated debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

RESTRICTIVE COVENANT

      Unless an accompanying prospectus supplement states otherwise, the following restrictive covenant shall apply to each series of senior debt securities:

      Limitation on Liens. So long as any senior debt securities are outstanding, neither Gabelli Asset Management Inc. nor any of its subsidiaries will create, assume, incur or guarantee any indebtedness for money borrowed which is secured by any pledge of, lien on or security interest in any capital stock of its Designated Subsidiaries, other than specified types of permitted liens.

      However, this restriction will not apply if all debt securities then outstanding and, at our option, any other senior indebtedness ranking equally with such debt securities, are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

      This limitation shall not apply to debt secured by a pledge of, lien on or security interest in any shares of stock of any subsidiary at the time it becomes a Designated Subsidiary, including any renewals or extensions of such secured debt. "Designated Subsidiary" means any subsidiary of Gabelli Asset

Management Inc., the consolidated net worth of which represents at least 10% of the consolidated net worth of Gabelli Asset Management Inc. As of March 31, 2005, the Designated Subsidiary was Gabelli Securities, Inc.

      The Subordinated Indenture does not contain a similar limitation on liens.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

      Gabelli Asset Management Inc. may not (i) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of Gabelli Asset Management Inc., and (ii) no corporation may merge with or into or consolidate with Gabelli Asset Management Inc. or, except for any direct or indirect wholly-owned subsidiary of Gabelli Asset Management Inc., sell, assign, transfer, lease or convey all or substantially all of its properties and assets to Gabelli Asset Management Inc. unless:

      - Gabelli Asset Management Inc. is the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than Gabelli Asset Management Inc., has expressly assumed by supplemental indenture all the obligations of Gabelli Asset Management Inc. under such debt securities, the Indentures and any guarantees of preferred securities or common securities issued by certain trusts;

      - immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing; and

      - Gabelli Asset Management Inc. delivers to the trustee an officers' certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable Indenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

      Unless an accompanying prospectus supplement states otherwise, the following shall constitute "Events of Default" under the Indentures with respect to each series of debt securities:

      - Gabelli Asset Management Inc.'s failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

      - Gabelli Asset Management Inc.'s failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

      - Gabelli Asset Management Inc.'s failure to observe or perform any other of its covenants or agreements with respect to such debt securities for 90 days after it receives notice of such failure;

      - certain defaults with respect to Gabelli Asset Management Inc.'s debt (other than such debt securities or non-recourse debt) in any aggregate principal amount in excess of $25,000,000 consisting of the failure to make any payment at maturity or that results in acceleration of the maturity of such debt; and

      - certain events of bankruptcy, insolvency or reorganization of Gabelli Asset Management Inc.

      If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

      Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

      The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series.

      The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to debt securities of such series.

      No holder of a debt security of any series may institute any action against Gabelli Asset Management Inc. under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to debt securities of such series specifying an Event of Default, as required under the applicable Indenture, (ii) the holders of at least 25% in aggregate principal amount of debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee shall not have instituted such action within 60 days of such request.

      Gabelli Asset Management Inc. is required to furnish annually to the trustee statements as to its compliance with all conditions and covenants under each Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

      If indicated in the applicable prospectus supplement, Gabelli Asset Management Inc. may discharge or defease its obligations under each Indenture as set forth below.

      Gabelli Asset Management Inc. may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

      If indicated in the applicable prospectus supplement, Gabelli Asset Management Inc. may elect either (i) to defease and be discharged from any and all obligations with respect to debt securities of or within any series (except as otherwise provided in the relevant Indenture) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to debt securities of or within any series ("covenant defeasance"), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, Gabelli Asset Management Inc. must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, Gabelli Asset Management Inc. shall have delivered to the trustee (i) an officers' certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers' certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

      Gabelli Asset Management Inc. may exercise its defeasance option with respect to such debt securities notwithstanding its prior exercise of its covenant defeasance option.

MODIFICATION AND WAIVER

      Under the Indentures, Gabelli Asset Management Inc. and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. Gabelli Asset Management Inc. and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of a least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

      - extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

      - reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

      - change the currency in which any debt security or any premium or interest is payable;

      - impair the right to institute suit for any payment on or with respect to any debt security;

      - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults;

      - reduce the requirements contained in the Indentures for quorum or voting; or

      - modify any of the above provisions.

      If subordinated debt securities are held by a trust or a trustee of a trust, a supplemental indenture that affects the interests or rights of the holders of debt securities will not be effective until the holders of not less than a majority in liquidation preference of the preferred securities and common securities of the applicable trust, collectively, have consented to the supplemental indenture; provided, further, that if the consent of the holder of each outstanding debt security is required, the supplemental indenture will not be effective until each holder of the preferred securities and the common securities of the applicable trust has consented to the supplemental indenture.

      The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture which is affected by the modification or amendment to waive Gabelli Asset Management Inc.'s compliance with certain covenants contained in the Indentures.

PAYMENT AND PAYING AGENTS

      Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

      Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as Gabelli Asset Management Inc. may designate for such purpose from time to time. Notwithstanding the foregoing, at Gabelli Asset Management Inc.'s option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

      Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by Gabelli Asset Management Inc. and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by Gabelli Asset Management Inc. for debt securities of a particular series will be named in the applicable prospectus supplement. Gabelli Asset Management Inc. may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Gabelli Asset Management Inc. will be required to maintain a paying agent in each place of payment for debt securities of a particular series.

      All moneys paid by Gabelli Asset Management Inc. to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to Gabelli Asset Management Inc. upon request, and the holder of such debt security thereafter may look only to Gabelli Asset Management Inc. for payment thereof.

DENOMINATIONS, REGISTRATIONS AND TRANSFER

      Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder's beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC's records.

      A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder's name if:

      - DTC notifies Gabelli Asset Management Inc. that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

      - Gabelli Asset Management Inc. determines, in its sole discretion, that the global security shall be exchangeable.

      If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee's corporate office or at the offices of any paying agent or trustee appointed by Gabelli Asset Management Inc. under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

GOVERNING LAW

      The Senior Indenture is, and the Subordinated Indenture and debt securities will be, governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

RELATIONSHIP WITH THE TRUSTEES

      Unless the applicable prospectus supplement states otherwise, the trustee under the Senior Indenture is, and the trustee under the Subordinated Indenture will be, The Bank of New York. We and our subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the Indentures.

CONVERSION OR EXCHANGE RIGHTS

      The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for Gabelli Asset Management Inc.'s common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at Gabelli Asset Management Inc.'s option. These provisions may allow or require the number of shares of Gabelli Asset Management Inc.'s common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

                          DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of Gabelli Asset Management Inc. consists of 100,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, and 10,000,000 shares of preferred stock. No preferred stock is outstanding as of the date of this prospectus. Of the 100,000,000 shares of Class A Common Stock authorized, 6,990,692 shares were outstanding as of April 30, 2005, and 2,031,775 shares have been reserved for issuance pursuant to certain employee benefits plans. Of the 100,000,000 shares of Class B Common Stock authorized, 23,128,500 were outstanding as of April 30, 2005. The following is a summary description of all material terms and provisions relating to Gabelli Asset Management Inc.'s capital stock, Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Amended and Restated Bylaws (the "Bylaws"), but is qualified by reference to the Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

      Voting Rights. The holders of Class A Common Stock and Class B Common Stock have identical voting rights except that

      (i) holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by shareholders and

      (ii) holders of Class A Common Stock are not eligible to vote on matters relating exclusively to Class B Common Stock and vice versa.

      Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to Gabelli Asset Management Inc.'s Certificate of Incorporation generally must be approved by a majority of the combined voting power of all Class A Common Stock and Class B Common Stock voting together as a single class. Amendments to Gabelli Asset Management Inc.'s Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to Gabelli Asset Management Inc.'s Certificate of Incorporation to increase the authorized shares of any class or classes of Stock will be deemed not to affect adversely the powers, preferences or special rights of the Class A Common Stock or Class B Common Stock.

      Dividends. Holders of Class A Common Stock and Class B Common Stock will receive an equal amount per share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows:

      (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock and

      (ii) shares will be paid proportionally with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

      Other Rights. On liquidation, dissolution or winding up of Gabelli Asset Management Inc., after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock. No shares of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock.

      In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of Class A Common Stock or the holders of Class B Common Stock as a class, the holders of Class A Common Stock and the holders of Class B Common Stock will receive the same consideration on a per share basis; except that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of Class B Common Stock may receive, on a per share basis, voting securities with up to ten times the number of votes per share as those voting securities to be received by the holders of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with up to ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holders of Class A Common Stock). Accordingly, except with respect to voting rights, the holders of Class B Common Stock will not receive greater value than the holders of Class A Common Stock in an extraordinary corporate transaction involving Gabelli Asset Management Inc.

      Preferred Stock. As of the date of this prospectus, no shares of preferred stock are outstanding. The Board of Directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation,

      (i) the designation of the series;

      (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

      (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

      (iv) the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of Stock;

      (v) the redemption rights and price or prices, if any, for shares of the series;

      (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

      (vii) the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Gabelli Asset Management Inc.;

      (viii) whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of Gabelli Asset Management Inc. or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; and

      (ix) the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series.

      The authorized shares of preferred stock will be available for issuance without further action by Gabelli Asset Management Inc.'s shareholders unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Gabelli Asset Management Inc.'s securities may be listed or traded. The NYSE currently requires shareholder approval as a prerequisite to listing shares in several circumstances, including where the present or potential issuance of shares could result in an increase in the number of shares of Common Stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

      Although the Board of Directors has no current intention of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of Gabelli Asset Management Inc. and its shareholders. The Board of Directors, in so acting, could issue preferred stock having terms that could discourage a potential acquirer from making, without first negotiating with the Board of Directors, an acquisition attempt through which such acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of Gabelli Asset Management Inc.'s shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

BUSINESS COMBINATION STATUTE

      Section 912 of the New York Business Corporation Law ("NYBCL") prohibits a company from entering into a business combination (e.g., a merger, consolidation, sale of 10% or more of a company's assets or issuance of securities with an aggregate market value of 5% or more of the aggregate market value of all of the company's outstanding capital stock) with a beneficial owner of 20% or more of a company's securities (a "20% shareholder") for a period of five years following the date such beneficial owner became a 20% shareholder (the "stock acquisition date"), unless, among other things, such business combination or the purchase of stock resulting in the 20% shareholder's beneficial ownership was approved by the company's board of directors prior to the stock acquisition date or the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting stock exclusive of the stock beneficially owned by the 20% shareholder. The Bylaws of Gabelli Asset Management Inc. provide that Gabelli Asset Management Inc. is not governed by Section 912 of the NYBCL.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

      The summary set forth below describes certain provisions of the Certificate of Incorporation and Bylaws. The summary is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and Bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part.

      Certain of the provisions of the Certificate of Incorporation or the Bylaws discussed below may have the effect, either alone or in combination with the provisions of the NYBCL discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by the Board of Directors but that a shareholder might consider to be in such shareholder's best interest. Those provisions include (i) restrictions on the rights of shareholders to remove or elect directors; and (ii) prohibitions against shareholders calling a special meeting of shareholders. In addition, the Certificate of Incorporation contains provisions relating to the allocation of certain corporate opportunities and resolution of certain potential conflicts of interest. See " - Overview of Corporate Opportunity and Conflict of Interest Policies," " - Corporate Opportunity Policy" and " - Conflict of Interests Policy."

      Number of Directors; Removal; Filling Vacancies. The Bylaws provide that, subject to any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that Gabelli Asset Management Inc. would have if there were no vacancies on the Board of Directors (the "Whole Board"), with the Whole Board consisting of not more than nine nor less than five directors. The Certificate of Incorporation and Bylaws also provide that, subject to any rights of holders of preferred stock or any other series or class of stock, and unless the Board of Directors otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the Bylaws, the Board of Directors could prevent any shareholder from enlarging the Board of Directors and filling the new directorships with such shareholder's own nominees.

      The Certificate of Incorporation provides that, subject to the rights of holders of Preferred Stock to elect directors under specified circumstances, effective as of the date on which Mr. Gabelli beneficially owns less than a majority of the voting power of the Voting Stock (as defined below) (the "Trigger Date"), a director may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of Sock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class. Before the Trigger Date, directors may be removed, without cause, with the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

      Special Meetings. The Bylaws provide that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances and the rights of shareholders to call a special meeting to elect a sufficient number of directors to conduct the business of Gabelli Asset Management Inc. under specified circumstances, special meetings of shareholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or the Chairman of the Board, except that prior to the Trigger Date, special meetings can also be called at the request of the holders of a majority of the voting power of the then outstanding Voting Stock. Accordingly, effective as of the Trigger Date, shareholders will not be permitted to call a special meeting or to require that the Board of Directors call a special meeting of shareholders except under the limited circumstances described in the preceding sentence. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by Gabelli Asset Management Inc.

      The provisions of the Bylaws permitting special meetings to be called only by the Chairman or at the request of a majority of the Whole Board may have the effect, after the Trigger Date, of delaying consideration of a shareholder proposal until the next annual meeting. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Chairman or a majority of the Whole Board by calling a special meeting of shareholders prior to the time such parties believe such consideration to be appropriate.

      Liability of Directors; Indemnification. Gabelli Asset Management Inc.'s Certificate of Incorporation provides that, to the fullest extent permitted by the NYBCL, no director of Gabelli Asset Management Inc. shall be liable to Gabelli Asset Management Inc. or its shareholders for monetary damages for the breach of fiduciary duty in such capacity. Under the NYBCL, such provision does not eliminate or limit the liability of any director

      (i) if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a material profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or

      (ii) for any act or omission prior to the adoption of this provision.

      As a result of this provision, Gabelli Asset Management Inc. and its shareholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although shareholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, shareholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

      The Bylaws provide that Gabelli Asset Management Inc. will indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding because he or she is or was a director, officer, employee or agent of Gabelli Asset Management Inc. or is or was serving at the request of Gabelli Asset Management Inc. as a director or officer of another corporation, partnership or other enterprise. The Bylaws provide that indemnification will be from and against expenses, judgments, fines and amounts paid in settlement by the indemnitee. However, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Gabelli Asset Management Inc., and with respect to a criminal action or proceeding, if the indemnitee had no reasonable cause to believe that his or her conduct was unlawful.

      Overview of Corporate Opportunity and Conflict of Interest Policies. In order to address certain potential conflicts of interest between Gabelli Asset Management Inc. and Mr. Gabelli, members of his immediate family and affiliates, Mr. Gabelli and members of his immediate family who are at the time officers or directors of Gabelli Asset Management Inc. have agreed to limitations on their activities in the investment management business other than Permissible Accounts. References to "Permissible Accounts" mean the funds and accounts managed outside Gabelli Asset Management Inc. which are permitted under the Certificate of Incorporation of Gabelli Asset Management Inc. In addition, the Certificate of Incorporation contains provisions concerning the conduct of certain affairs of Gabelli Asset Management Inc. as they may involve Mr. Gabelli, members of his immediate family and affiliates, and the powers, rights, duties and liabilities of Gabelli Asset Management Inc. and its subsidiaries and their respective officers, directors and shareholders in connection therewith.

      For purposes of these provisions, which are summarized below,

      (i) "Gabelli Asset Management Inc." includes its subsidiaries and other entities in which we beneficially own 50% or more of the outstanding voting securities or comparable interests, and

      (ii) a "Gabelli" includes Mr. Gabelli, any member of his immediate family who is at the time an officer or director of Gabelli Asset Management Inc. and any entity in which one or more Gabellis beneficially own a controlling interest of the outstanding voting securities or beneficially own a controlling interest of the outstanding voting securities or comparable interests.

      "Corporate opportunities" potentially allocable to Gabelli Asset Management Inc. consist of business opportunities that

      (i) Gabelli Asset Management Inc. is financially able to undertake;

      (ii) are, from their nature, in Gabelli Asset Management Inc.'s actual line or lines of business and are of practical advantage to Gabelli Asset Management Inc.; and

      (iii) are ones in which Gabelli Asset Management Inc. has an interest or reasonable expectancy.

      "Corporate opportunities" do not include transactions in which Gabelli Asset Management Inc. or a Gabelli is permitted to participate pursuant to any agreement between Gabelli Asset Management Inc. and such Gabelli that is in effect as of the time any equity security of Gabelli Asset Management Inc. is held of record by any person other than a Gabelli or is subsequently entered into with the approval of the members of the Board of Directors and do not include passive investments.

      Before the Trigger Date, the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, will be required to alter, amend or repeal any of these conflict of interest or corporate opportunity provisions in a manner adverse to the interests of any Gabelli. After the Trigger Date, such vote will be increased to 80% to alter, amend, repeal or replace any of the conflict of interest and corporate opportunity provisions.

      Corporate Opportunity Policy. Except with respect to opportunities that involve Permissible Accounts, if a Gabelli acquires knowledge of a potential transaction on a matter that is a corporate opportunity for both any Gabelli and Gabelli Asset Management Inc., such Gabelli will have a duty to communicate that opportunity to Gabelli Asset Management Inc. and may not pursue that opportunity or direct it to another person unless Gabelli Asset Management Inc. declines such opportunity or fails to pursue it.

      If a director or officer of Gabelli Asset Management Inc. other than a Gabelli acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Gabelli Asset Management Inc. and a Gabelli, the Certificate of Incorporation requires that such director or officer act in good faith in accordance with the following two-part policy.

      First, a corporate opportunity offered to any person who is a director but not an officer of Gabelli Asset Management Inc. and who is also a director (whether or not an officer) of an entity which is at the time a Gabelli will belong to such Gabelli or to Gabelli Asset Management Inc., as the case may be, depending on whether the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of the entity which is at the time a Gabelli or of Gabelli Asset Management Inc., respectively. Otherwise, the opportunity will belong to Gabelli Asset Management Inc. to the same extent as if the opportunity came directly to Gabelli Asset Management Inc.

      Second, a corporate opportunity offered to any person who is an officer (whether or not a director) of Gabelli Asset Management Inc. and who is also a director or an officer of an entity which is at the time a Gabelli will belong to Gabelli Asset Management Inc., unless the opportunity is expressly offered to that person primarily in his or her capacity as a director or officer of the entity which is at the time a Gabelli, in which case the opportunity will belong to such Gabelli to the same extent as if the opportunity came directly to a Gabelli.

      Under the Certificate of Incorporation, a director or officer of Gabelli Asset Management Inc. (other than a Gabelli) who acts in accordance with the foregoing two-part policy

      (i) will be deemed fully to have satisfied his or her fiduciary duties to Gabelli Asset Management Inc. and its shareholders with respect to such corporate opportunity;

      (ii) will not be liable to Gabelli Asset Management Inc. or its shareholders for any breach of fiduciary duty by reason of the fact that a Gabelli pursues or acquires such opportunity or directs such corporate opportunity to another person or entity or does not communicate information regarding such opportunity to Gabelli Asset Management Inc.;

      (iii) will be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of Gabelli Asset Management Inc.; and

      (iv) will be deemed not to have breached his or her duty of loyalty to Gabelli Asset Management Inc. or its shareholders and not to have derived an improper benefit therefrom.

      Under the Certificate of Incorporation, any corporate opportunity that belongs to a Gabelli or to Gabelli Asset Management Inc. pursuant to the foregoing policy will not be pursued by the other (or directed by the other to another person or entity) unless and until such Gabelli or Gabelli Asset Management Inc., as the case may be, determines not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity (or direct it to another person or entity).

      Conflict of Interests Policy. The Certificate of Incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, (each, a "Transaction") between Gabelli Asset Management Inc. and

      (i) a Gabelli,

      (ii) any customer or supplier,

      (iii) any entity in which a director of Gabelli Asset Management Inc. has a financial interest (a "Related Entity"), or

      (iv) one or more of the directors or officers of Gabelli Asset Management Inc. or any Related Entity;

will be voidable solely because any of the persons or entities listed in (i) through (iv) above are parties thereto, if the standard specified below is satisfied.

      Further, no Transaction will be voidable solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and such Gabelli, the Related Entity, and the directors and officers of Gabelli Asset Management Inc., or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person's conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to Gabelli Asset Management Inc. and its shareholders with respect to such Transaction if any of the following four requirements are met:

      (i) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even if the disinterested directors are less than a quorum;

      (ii) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class;

      (iii) the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

      (iv) the Transaction is fair to Gabelli Asset Management Inc. as of the time it is approved by the Board of Directors, a committee thereof or the shareholders of Gabelli Asset Management Inc.

      The Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, will be deemed to be entirely fair to Gabelli Asset Management Inc. and its shareholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to Gabelli Asset Management Inc. and its shareholders. In addition, the Certificate of Incorporation provides that a Gabelli will not be liable to Gabelli Asset Management Inc. or its shareholders for breach of any fiduciary duty that a Gabelli may have as a shareholder of Gabelli Asset Management Inc. by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and Gabelli Asset Management Inc. For purposes of these provisions, interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any person who beneficially owns such interests.

      The New York courts have not ruled on the validity or enforceability of provisions similar to the corporate opportunity and conflicts of interest provisions that are included in Gabelli Asset Management Inc.'s Certificate of Incorporation and could rule that certain liabilities which they purport to eliminate remain in effect.

      Listing. The Class A Common Stock is listed on the NYSE under the symbol "GBL."

      Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is State Street Bank and Trust Company.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      Gabelli Asset Management Inc. may issue Stock Purchase Contracts, including contracts obligating holders to purchase from or sell to Gabelli Asset Management Inc. and obligating Gabelli Asset Management Inc. to sell to or purchase from the holders of these contracts, a specified number of shares of Common Stock or preferred stock at a future date or dates or at the option of Gabelli Asset Management Inc. The consideration per share of Common Stock or preferred stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase or to sell the Common Stock or preferred stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require Gabelli Asset Management Inc. to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contacts may require holders to secure their obligations thereunder in a specified manner.

      The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

      Gabelli Asset Management Inc. may sell the Common Stock, preferred stock, any series of debt securities, Stock Purchase Contracts and Stock Purchase Units, being offered hereby in one or more of the following ways from time to time:

      - to underwriters or dealers for resale to the public or to institutional investors;

      - directly to institutional investors; or

      - through agents to the public or to institutional investors.

      In addition, Gabelli Asset Management Inc. may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from Gabelli Asset Management Inc. or others to settle such sales and may use securities received from Gabelli Asset Management Inc. to close out any related short positions. Gabelli Asset Management Inc. may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

      The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

      - the name or names of any underwriters or agents;

      - the purchase price of the securities and the proceeds to be received by Gabelli Asset Management Inc. from the sale;

      - any underwriting discounts or agency fees and other items constituting underwriters* or agents* compensation;

      - any initial public offering price;

      - any discounts or concessions allowed or reallowed or paid to dealers;
      and

      - any securities exchange on which the securities may be listed.

      If Gabelli Asset Management Inc. uses underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

      - negotiated transactions;

      - at a fixed public offering price or prices, which may be changed;

      - at market prices prevailing at the time of sale;

      - at prices related to prevailing market prices; or

      - at negotiated prices.

      If dealers are utilized in the sale of offered securities, Gabelli Asset Management Inc. will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

      Offered securities may be sold directly by Gabelli Asset Management Inc. to one or more institutional purchasers, or through agents designated by Gabelli Asset Management Inc. from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      As one of the means of direct issuance of offered securities, Gabelli Asset Management Inc. may utilize the service of an entity through which it may conduct an electronic "dutch auction" or similar offering of the offered securities among potential purchasers who are eligible to participate in the action or offering of such offered securities, if so described in the applicable prospectus supplement.

      If so indicated in the applicable prospectus supplement, Gabelli Asset Management Inc. will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Gabelli Asset Management Inc. at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

      The broker-dealer subsidiaries of Gabelli Asset Management Inc., including Gabelli & Company, Inc., are members of the National Association of Securities Dealers, Inc. and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Gabelli Asset Management Inc.'s broker-dealer subsidiaries participate will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

      This prospectus, together with any applicable prospectus supplement may also be used by any broker-dealer subsidiary of Gabelli Asset Management Inc. in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Any of Gabelli Asset Management Inc.'s broker-dealer subsidiaries, including Gabelli & Company, Inc., may act as principal or agent in such transactions. None of Gabelli Asset Management Inc.'s broker-dealer subsidiaries have any obligations to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

      The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for Gabelli Asset Management Inc. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with Gabelli Asset Management Inc. and its compensation.

      Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

      Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with Gabelli Asset Management Inc. to indemnification by Gabelli Asset Management Inc. against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for Gabelli Asset Management Inc. and/or its affiliates and/or accounts managed by Gabelli Asset Management Inc. and/or its affiliates.

      Each series of securities will be a new issue of securities and will have no established trading market other than the Class A common stock which is listed on the NYSE. Any Class A Common Stock sold will be listed on the NYSE, upon official notice of issuance. The securities, other than the Class A Common Stock, may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by Gabelli Asset Management Inc. for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

      The maximum underwriting discounts or commissions to be received by any underwriter for the sale of any securities pursuant to this shelf registration shall not be greater than eight (8) percent.

                                  ERISA MATTERS

      The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain requirements on those pension, profit-sharing and other employee benefit plans to which it applies and on those persons who are fiduciaries with respect to such plans. In accordance with ERISA's fiduciary standards, before purchasing the offered securities, a fiduciary should determine whether such an investment is permitted under the documents governing the plan and is appropriate for the plan in view of its overall investment policy and the diversification of its portfolio.

      In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") prohibit certain transactions involving the assets of a plan and persons who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of the Code with respect to the plan. Thus, a fiduciary considering a purchase of the offered securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or the Code. Gabelli Asset Management Inc. has subsidiaries, including broker-dealer subsidiaries, that provide services to many employee benefit plans and individual retirement accounts ("IRAs"). Gabelli Asset Management Inc. and any direct or indirect subsidiary of Gabelli Asset Management Inc. may each be considered a "party in interest" within the meaning of ERISA, and a "disqualified person" within the meaning of the Code with respect to these employee benefit plans and IRAs. If so, the acquisition of the offered securities by or on behalf of the plan or IRA could result in a prohibited transaction.

      Certain exemptions from the prohibited transaction provisions of ERISA and the Code could be applicable, depending on the plan fiduciary who makes the decision on behalf of the plan to purchase the offered securities and the terms of the offered securities. Among these exemptions are Prohibited Transaction Class Exemption 90-1, relating to investments by insurance company pooled separate accounts, Prohibited Transaction Class Exemption 91-38, relating to investments by bank collective investment funds, Prohibited Transaction Class Exemption 84-14, relating to investments made by a "qualified professional asset manager," Prohibited Transaction Class Exemption 95-60 relating to investments by insurance company general accounts and Prohibited Transaction Class Exemption 96-23, relating to investments made by in-house asset managers.

DUE TO THE COMPLEXITY OF THE PROHIBITED TRANSACTION RULES AND THE PENALTIES IMPOSED UPON PERSONS INVOLVED IN PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL PLAN PURCHASERS CONSULT WITH THEIR COUNSEL REGARDING THE CONSEQUENCES UNDER ERISA OF THEIR ACQUISITION AND OWNERSHIP OF THE OFFERED SECURITIES. EMPLOYEE BENEFIT PLANS WHICH ARE GOVERNMENTAL PLANS (AS DEFINED IN
SECTION 3(32) OF ERISA) AND CERTAIN CHURCH PLANS (AS DEFINED IN SECTION 3(33) OF ERISA) MAY NOT BE SUBJECT TO ERISA, BUT MAY BE SUBJECT TO STATE REGULATIONS THAT ARE SIMILAR TO THE ERISA RULES.

                                  LEGAL MATTERS

      Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP New York, New York will act as counsel to Gabelli Asset Management Inc.

                                     EXPERTS

      Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2004 (including schedules appearing therein) and our management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and management's assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.


     The expenses relating to the registration of the securities will be borne by the registrant. Such expenses are estimated to be as follows:

      Securities and Exchange Commission Registration Fee.......    $  47,080
      NASD Filing Fee...........................................       30,500
      Trustees' Fees and Expenses...............................       20,000
      Printing and Engraving Fees and Expenses..................       75,000
      Accounting Fees and Expenses..............................       25,000
      Legal Fees................................................      375,000
      Miscellaneous.............................................        5,900
                                                                   ----------
      Total.....................................................   $  578,480
                                                                   ==========

Item 15. Indemnification of Directors and Officers.

     Gabelli Asset Management Inc.'s Certificate of Incorporation provides that no director of Gabelli Asset Management Inc. will be personally liable to Gabelli Asset Management Inc. or any of its shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions. See "Description of Capital Stock -- Certificate of Incorporation and Bylaw Provisions --Liability of Directors; Indemnification" in the prospectus.

     Sections 721-726 of the New York Business Corporation Law provide that a corporation may indemnify its officers and directors (or persons who have served, at the corporation's request, as officers or directors of another corporation) against the reasonable expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification will be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of such actions, such person is entitled, pursuant to the laws of New York State, to indemnification as described above.

     Gabelli Asset Management Inc.'s Certificate of Incorporation and Bylaws provide for indemnification to officers and directors of Gabelli Asset Management Inc. to the fullest extent permitted by the New York Business Corporation Law. See "Description of Capital Stock-Certificate of Incorporation and Bylaw Provisions-Liability of Directors; Indemnification" in the prospectus.

Item 16. List of Exhibits.

     The Exhibits to this registration statement are listed in the Index to Exhibits on page II-6.

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(e)  The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York on June 13, 2005.

                          GABELLI ASSET MANAGEMENT INC.

                                          By    /s/ MICHAEL R. ANASTASIO, JR.
                                              ----------------------------------
                                              Name:  Michael R. Anastasio, Jr.
                                              Title: Chief Financial Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Michael R. Anastasio, Jr. and James E. McKee and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                       TITLE                                DATE
                ---------                                       -----                                ----
        /s/  MARIO J. GABELLI               Chairman of the Board and Chief Executive            June 13, 2005
-------------------------------------       Officer (Principal Executive Officer)
          Mario J. Gabelli


/s/ MICHAEL R. ANASTASIO, JR.               Chief Financial Officer (Principal Financial         June 13, 2005
-------------------------------------       Officer and Principal Accounting Officer)
          Michael R. Anastasio, Jr.

    /s/ EDWIN L. ARTZT                        Director                                           June 13, 2005
-------------------------------------
          Edwin L. Artzt

/s/ RAYMOND C. AVANSINO, JR.                  Director                                           June 13, 2005
-------------------------------------
          Raymond C. Avansino, Jr.

       /s/  JOHN C. FERRARA                   Director                                           June 13, 2005
-------------------------------------
          John C. Ferrara

     /s/ JOHN D. GABELLI                      Director                                           June 13, 2005
-------------------------------------
          John D. Gabelli

   /s/ ALAN C. HEUBERGER                      Director                                           June 13, 2005
-------------------------------------
          Alan C. Heuberger

   /s/ ROBERT S. PRATHER                      Director                                           June 13, 2005
-------------------------------------
          Robert S. Prather

/s/ KARL OTTO POHL                            Director                                           June 13, 2005
-------------------------------------
          Karl Otto Pohl

 /s/ FREDERIC V. SALERNO                      Director                                           June 13, 2005
-------------------------------------
          Frederic V. Salerno

       /s/ VINCENT S. TESE                    Director                                           June 13, 2005
-------------------------------------
          Vincent S. Tese

                                  EXHIBIT INDEX

Exhibit                       Description of Exhibits
No.                           -----------------------
---
1.1       Form of Underwriting Agreement relating to debt securities, preferred stock, Common Stock, Stock Purchase Contracts and Stock Purchase Units
          to be filed as an exhibit to a Current Report of Gabelli Asset
          Management Inc. on Form 8-K and incorporated by reference herein.

3.1       Restated Certificate of Incorporation of Gabelli Asset Management Inc.
          (Incorporated by reference to Exhibit 3.2 to Amendment No. 4 to
          Gabelli Asset Management Inc.'s Registration Statement on Form S-1
          (File No. 333-51023) filed with the Securities and Exchange Commission on February 10, 1999).

3.2 Amended Bylaws of Gabelli Asset Management Inc. (Incorporated by reference to Exhibit 3.4 to Amendment No. 4 to Gabelli Asset
          Management Inc.'s Registration Statement on Form S-1 (File No.
          333-51023) filed with the Securities and Exchange Commission on February 10, 1999).

4.1 Specimen of Class A Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to Gabelli Asset
          Management Inc.'s Registration Statement on Form S-1 (File No.
          333-51023) filed with the Securities and Exchange Commission on January 29, 1999).

4.2       Senior Indenture, dated as of February 6, 2002, between Gabelli Asset
          Management Inc. and The Bank of New York, as Trustee. (Incorporated by reference to Exhibit 4.1 to a Current Report on Form 8-K of Gabelli
          Asset Management Inc., dated February 8, 2002, filed with the
          Securities and Exchange Commission on February 8, 2002)

4.3       Form of Subordinated Indenture. (Incorporated by reference to Exhibit
          4.3 to Gabelli Asset Management Inc.'s Registration Statement on Form
          S-3 (File No. 333-74676) filed with the Securities Exchange Commission on December 6, 2001)

4.4 Form of any Senior Note with respect to each particular series of Senior Note issued hereunder to be filed as an exhibit to a Current
          Report of Gabelli Asset Management Inc on Form 8-K and incorporated by reference herein.

4.5 Form of any Subordinated Note with respect to each particular series of Subordinated Note issued hereunder to be filed as an exhibit to a Current Report of Gabelli Asset Management Inc on Form 8-K and incorporated by reference herein.

4.6 Form of any certificate of amendment with respect to any preferred stock issued hereunder to be filed as an exhibit to a Current Report of Gabelli Asset Management Inc on Form 8-K and incorporated by reference herein.

4.7       Form of Stock Purchase Contract to be filed as an exhibit to a Current
          Report of Gabelli Asset Management Inc. on Form 8-K and incorporated by reference herein.

5.1       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

12.1      Statement Re: Computation of Ratio of Earnings to Fixed Charges.

23.1 Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
          Exhibit 5.1).

24.1      Powers of Attorney (included in the signature pages hereto).

25.1 Statement of Eligibility on Form T-1 of The Bank of New York, Trustee under the Senior Indenture.

25.2 Statement of Eligibility on Form T-1 of The Bank of New York, Trustee under the Subordinated Indenture.